Exhibit 99.1

Contango Issues Series D Preferred Stock and Updates Operations

    HOUSTON--(BUSINESS WIRE)--July 18, 2005--Contango Oil & Gas Company (AMEX:MCF) announced today that it has sold in a private transaction $10.0 million of its Series D Preferred Stock. The shares were purchased by a group of private investors. The Series D Preferred Stock is perpetual and is convertible at any time into shares of Contango common stock at a price of $12.00 per share. The dividend on the Series D Preferred Stock can be paid quarterly in cash at a rate of 6.0% per annum or paid-in-kind at a rate of 7.5% per annum. The Company has agreed to file a registration statement covering the common shares issuable upon conversion of the Series D Preferred Stock. Energy Capital Solutions, LP acted as the placement agent for this offering. The Company's fully diluted shares after this offering, assuming the preferred shares are converted into common, and upon the exercise of all outstanding options, would be 16,723,804.
    Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "The net proceeds of this offering will supplement the Company's already strong cash position and will be used to fund the Company's Fayetteville Shale play, as well as the Company's offshore Gulf of Mexico deep shelf exploration program. Remaining proceeds will be used to fund onshore exploration prospects and any needed commitments to Freeport LNG Development and the Contango Capital Partners Fund, and for working capital and general corporate purposes.
    Following this offering we now have $38 million in cash and short-term investments. We are continuing to make progress on our three major capital expenditure projects. With exploration success, our currently anticipated $4-5 million of capital commitments on each of these projects would increase substantially and we felt it both timely and prudent to access the capital markets at a time when commodity prices are at near all time highs and interest rates are at 40 year lows."
    Kenneth R. Peak continued, "In our Fayetteville Shale play, we and our partners have acquired approximately 25,000 acres at a cost of approximately $4.5 million and are on course to acquire at least an additional 5,000 acres over the next several months. Contango recently participated in its first exploratory well in this play, the Sneed #1-31, a vertical well that tested at a rate of 932 Mcf per day. This exploration play is still in its early stages but we are pleased with our growing acreage position and may look to expand our capital commitment.
    Contango Operators, Inc (COI), our wholly-owned subsidiary, will operate our two deep shelf exploration wells in which our anticipated dry hole working interest commitment will be $4-5 million per well. Available offshore rigs are in tight supply, but our current best estimate is that we will be able to spud at least one of these prospects prior to calendar year-end 2005. We also anticipate that we will be carried in another two deep shelf wells prior to year end.
    Since the last quarter ended March 31, 2005, the Company was carried in an offshore exploratory well, Eugene Island 76 which was successful, and the well is expected to begin production in another few months. In addition, we had a direct 10% working interest in West Cameron 174 that was a dry hole. Our estimated share of this dry hole cost was approximately $0.8 million. In the onshore, the Company has drilled five exploratory wells, two of which were successful and three that were dry holes. Our capital commitment for the three dry holes was $1.1 million. A sixth onshore well is currently being drilled. Our current production rate is 1,761 Mcfe per day."
    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in Freeport LNG Development L.P.; and a 32% interest in Contango Capital Partnership Management, LLC, and 25% interest in the Contango Capital Partners Fund, L.P., which were formed to invest in the alternative energy venture capital market with a focus on environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.

    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com